UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2019

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2019, Lexington Realty Trust, or the Trust, entered into a new credit agreement, which we refer to as the Credit Agreement, among the Trust, as borrower, each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein, and KeyBank National Association, or KeyBank, as agent.

The Credit Agreement replaces the Credit Agreement, dated as of September 1, 2015, which we refer to as the Previous Credit Agreement as the same was amended from time to time, among the Trust, as borrower, KeyBank, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein.

The Credit Agreement provides for (1) a new $600.0 million senior unsecured revolving credit facility, or the Revolver, which refinances and replaces the previously existing $505.0 million senior unsecured revolving credit facility, and (2) an unsecured term loan in a principal amount of $300.0 million that matures on January 11, 2021, or the 2021 Term Loan, which is a continuation of the previously existing $300.0 million unsecured term loan that was scheduled to mature on January 11, 2021. With lender approval, the Trust can increase the size of the Revolver and the 2021 Term Loan by an amount that, when taken together, shall not exceed $1.8 billion.

The Revolver matures February 6, 2023, but can be extended until February 6, 2024 at the Trust’s option. The Credit Agreement also provides for a $40.0 million letter of credit sub-facility, a $40.0 million swingline sub-facility and the ability to request bid rate loans.

The following is a comparison of the applicable margin over LIBOR under the Credit Agreement and the Previous Credit Agreement, which are determined with respect to the Trust’s senior unsecured long-term debt rating, as follows:

Debt Rating	Previous Revolver	New Revolver	Previous 2021 Term Loan	New 2021 Term Loan
At least A- or A3	0.85%	0.775%	0.90%	0.85%
At least BBB+ or Baa1	0.90%	0.825%	0.95%	0.90%
At least BBB or Baa2	1.00%	0.90%	1.10%	1.00%
At least BBB- or Baa3	1.20%	1.10%	1.35%	1.25%
Below BBB- or Baa3, or unrated	1.55%	1.45%	1.75%	1.65%

The Trust may prepay any outstanding borrowings under the Credit Agreement without any premium or penalty. In addition, the Trust is required to prepay all borrowings under the Revolver to the extent such borrowings are in excess of the amount the Trust has the ability to borrow under the Revolver.

The Credit Agreement contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of revolving credit and term loan facility. The principal financial covenants under the Credit Agreement (based on defined terms in the Credit Agreement) are:

(1) the Trust’s Total Indebtedness may not exceed 60% of its Capitalized Value (which is calculated based on a capitalization rate of 7.25%, which was 7.5% under the Previous Credit Agreement);

(2) the Trust’s Adjusted EBITDA for the period of two consecutive fiscal quarters most recently ending may not be less than 150% of the Trust’s Fixed Charges for such period;

(3) the Trust’s Unsecured Indebtedness shall not be greater than 60% of Unencumbered Property Value except in connection with a material acquisition the percentage is increased to 65% for a specified period of time;

(4) the Trust’s Secured Indebtedness may not exceed 40% of the Trust’s Capitalized Value (which was 45% under the Previous Credit Agreement); and

(5) the Trust’s Unencumbered NOI shall not be less than 200% of the Trust’s Unsecured Debt Service.

The Trust currently expects to use the proceeds under the Revolver for general working capital, including to fund new investments. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement

On February 6, 2019, the Trust entered into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, which we refer to as this Current Report. The Credit Agreement replaces the Previous Credit Agreement, which was terminated effective February 6, 2019. The material terms and conditions pertaining to the Credit Agreement are set forth in Item 1.01 of this Current Report and to the extent required by Item 1.02 of Form 8-K, the information contained in (or incorporated by reference into) Items 1.01 and 2.03 of this Current Report is hereby incorporated by reference into this Item 1.02.

 Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 6, 2019, the Trust entered into the Credit Agreement described in Item 1.01 of this Current Report. The material terms and conditions pertaining to the Credit Agreement are set forth in Item 1.01 of this Current Report and to the extent required by Item 2.03 of Form 8-K, the information contained in (or incorporated by reference into) Items 1.01 and 1.02 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1
Credit Agreement, dated as of February 6, 2019, among the Trust, as borrower, each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein, and KeyBank, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: February 11, 2019	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer